                                                                    EXHIBIT 99.1

RALPH LAUREN MEDIA, LLC

INDEPENDENT AUDITORS' REPORT

FINANCIAL STATEMENTS
As of and for the Fiscal Years Ended
December 27, 2003 and December 28, 2002

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RALPH LAUREN MEDIA, LLC

TABLE OF CONTENTS

                                                                                                PAGE
INDEPENDENT AUDITORS' REPORT                                                                       1

FINANCIAL STATEMENTS AS OF AND FOR THE FISCAL YEARS ENDED DECEMBER 27, 2003 AND
   DECEMBER 28, 2002:

   Balance Sheets                                                                                  2

   Statements of Operations                                                                        3

   Statement of Partners' Capital                                                                  4

   Statements of Cash Flows                                                                        5

   Notes to Financial Statements                                                                6-11

INDEPENDENT AUDITORS' REPORT

To the Members of Ralph Lauren Media, LLC

We have audited the accompanying balance sheets of Ralph Lauren Media, LLC (the "Company") as of December 27, 2003 and December 28, 2002, and the related statements of operations, partners' capital, and cash flows for the fiscal years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Ralph Lauren Media, LLC as of December 27, 2003 and December 28, 2002, and the results of its operations and its cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
April 23, 2004

RALPH LAUREN MEDIA, LLC

BALANCE SHEETS
DECEMBER 27, 2003 AND DECEMBER 28, 2002
(IN THOUSANDS)

                                                            2003            2002
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                               $  8,858        $  4,656
  Inventory                                                  9,479           4,565
  Related party receivable                                   2,000               -
  Other assets                                                 254              33
                                                          --------        --------

           Total current assets                             20,591           9,254

PROPERTY AND EQUIPMENT - Net                                    36             188
                                                          --------        --------
TOTAL ASSETS                                              $ 20,627        $  9,442
                                                          ========        ========
LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Accounts payable                                        $  5,815        $  2,752
  Accrued expenses and other                                 5,505           3,763
                                                          --------        --------

           Total current liabilities                        11,320           6,515

PARTNERS' CAPITAL                                            9,307           2,927
                                                          --------        --------

TOTAL LIABILITIES AND PARTNERS' CAPITAL                   $ 20,627        $  9,442
                                                          ========        ========

See notes to financial statements.

RALPH LAUREN MEDIA, LLC

STATEMENTS OF OPERATIONS
FISCAL YEARS ENDED DECEMBER 27, 2003 AND DECEMBER 28, 2002
(IN THOUSANDS)

                                                        2003              2002
NET SALES                                            $   37,312        $   21,389

COST OF GOODS SOLD                                       14,827             8,493
                                                     ----------        ----------
          Gross profit                                   22,485            12,896
OPERATING EXPENSES:
  General and administrative                             21,078            17,086
                                                     ----------        ----------
INCOME (LOSS) FROM OPERATIONS                             1,407            (4,190)

INTEREST INCOME                                              17                25
                                                     ----------        ----------

NET INCOME (LOSS)                                    $    1,424        $   (4,165)
                                                     ==========        ==========

See notes to financial statements.

RALPH LAUREN MEDIA, LLC

STATEMENT OF PARTNERS' CAPITAL
FISCAL YEARS ENDED DECEMBER 27, 2003 AND DECEMBER 28, 2002
(IN THOUSANDS)

                                               POLO
                                               RALPH         VALUEVISION        NATIONAL
                                               LAUREN           MEDIA,        BROADCASTING
                                            CORPORATION          INC.         COMPANY, INC.       TOTAL
PARTNERS' CAPITAL, DECEMBER 30, 2001        $    (21,153)    $    39,114      $    (16,928)    $      1,033

  Contribution of services                           815           5,244                 -            6,059

  Net loss                                        (2,082)           (521)           (1,562)          (4,165)
                                            ------------     -----------      ------------     ------------

PARTNERS' CAPITAL, DECEMBER 28, 2002             (22,420)         43,837           (18,490)           2,927

  Cash contributions and commitments                   -               -            15,000           15,000

  Contribution of services                           956               -                 -              956

  Distribution of capital                              -         (11,000)                -          (11,000)

  Net income                                         712             178               534            1,424
                                            ------------     -----------      ------------     ------------

PARTNERS' CAPITAL, DECEMBER 27, 2003        $    (20,752)    $    33,015      $     (2,956)    $      9,307
                                            ============     ===========      ============     ============

See notes to financial statements.

RALPH LAUREN MEDIA, LLC

STATEMENTS OF CASH FLOWS
FISCAL YEARS ENDED DECEMBER 27, 2003 AND DECEMBER 28, 2002
(IN THOUSANDS)

                                                                                      2003         2002
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                                  $ 1 ,424     $ (4,165)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                                          152          592
   Services provided by Joint Venture Partners                                           956        6,059
   Other                                                                                   -           30
   Changes in assets and liabilities:
     Inventories                                                                      (4,914)       2,288
     Other assets                                                                       (221)       1,005
     Accounts payable                                                                  3,063       (7,336)
     Accrued expenses and other                                                        1,742        1,079
                                                                                    --------     --------
          Net cash used in operating activities                                        2,202         (448)
                                                                                    --------     --------
CHSH FLOWS FROM INVESTING ACTIVITIES -                                                     -            -

CASH FLOWS FROM FINANCING ACTIVITIES -
 Contributed capital                                                                  13,000            -
 Distributions of capital                                                            (11,000)           -
                                                                                    --------     --------
          Net cash provided by financing activities                                    2,000            -
                                                                                    --------     --------
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS                                   4,202         (448)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                         4,656        5,104
                                                                                    --------     --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                            $  8,858     $  4,656
                                                                                    ========     ========

See notes to financial statements.

RALPH LAUREN MEDIA, LLC

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE FISCAL YEARS ENDED
DECEMBER 27, 2003 AND DECEMBER 28, 2002
(IN THOUSANDS)

1.    BUSINESS AND ORGANIZATION

      Ralph Lauren Media, LLC (the "Company") was formed to bring the Polo American lifestyle experience to consumers via multiple media platforms, including the Internet, broadcast, cable and print. The Company's first initiative is the Polo.com website, which opened its virtual doors in November 2000. Polo.com provides entertaining format and content that promotes the Polo brands.

      The Company, which was formed in February 2000, is a 30 year joint venture between Polo Ralph Lauren Corporation ("Polo") which owns 50% of the Company, National Broadcasting Company, Inc. ("NBC") which owns 37.5% of the Company, and ValueVision International, Inc. (which changed its name to ValueVision Media, Inc. in May 2002) ("ValueVision") which owns 12.5% of the Company. NBC and ValueVision collectively form the "Media Partners." The Company's managing board has equal representation from Polo and the Media Partners.

      Polo provides marketing through its annual print advertising campaign and through a Supply Agreement (the "Supply Agreement") makes its merchandise available at cost of inventory and handles excess inventory through its outlet stores. As detailed in Note 8, Polo provides the Company with accounting, legal and human resources services as well as facilities support.

      NBC and its subsidiaries provided to the Company television and online advertising on NBC and certain of its internet properties. In fiscal 2003, NBC repurchased the unused portion of advertising it had contributed to the venture as detailed in Note 8.

      ValueVision provided the Company with cash, goods and/or services including a 10% profit margin on the cost of the goods and/or services primarily associated with the Company's call center and fulfillment operations. In fiscal 2003, the Company cancelled its previous fulfillment agreement with ValueVision as detailed in Note 8. ValueVision continues to provide the Company with call center and fulfillment operations under a new agreement.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      FISCAL PERIOD - The Company's fiscal period ends on the Saturday nearest to December 31. All references to "fiscal 2003" represent the fiscal year ended December 27, 2003 and "fiscal 2002" represents the fiscal year ended December 28, 2002.

      ACCOUNTING FOR THE CAPITALIZATION CONTRIBUTIONS - The Company records in-kind contributions from the partners at the partners' carrying value on their financial statements at the time of contribution. ValueVision's and NBC's cash contributions are recorded at the time of contribution or the date of agreement for one-time transactions. Polo's commitment to supply merchandise available at its cost and NBC's previous commitment to contribute advertising have no carrying value on the partners' books, and accordingly are recorded at zero value. (See Note 7)

      CASH AND CASH EQUIVALENTS - Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

      INVENTORY - Inventory, which consists entirely of finished goods, is valued at the lower of cost or market as determined on an average cost basis. All risks of ownership of excess inventory, as defined by the Supply Agreement, are borne by Polo who reimburses the Company at cost for all saleable inventories returned.

      PROPERTY AND EQUIPMENT - Property and equipment is carried at cost, less accumulated depreciation and amortization. Computers and equipment and technology and website development are depreciated using the straight-line method over their estimated useful lives of up to 3 years. The Company uses a half year convention depreciating half a year the year an asset is placed in service and half a year in the last year of its useful life. Major additions and betterments are capitalized, and repairs and maintenance are charged to operations in the period incurred.

      TECHNOLOGY AND WEBSITE DEVELOPMENT - The Company develops its website through use of internal and external resources. External costs incurred in connection with development of the website, prior to technological feasibility, are expensed when incurred. Costs incurred subsequent to technological feasibility through the period of the site availability are capitalized.

      REVENUE RECOGNITION - The Company recognizes revenue from e-commerce sales upon receipt of products by customers. Sales to individuals are paid for entirely with credit cards. Shipping and handling fees billed to customers are included in net sales and the related costs are included in cost of goods sold. Allowances for estimated returns are provided when sales are recorded. The Company's reserve for sales returns is approximately $1,172 for fiscal 2003 and $585 for fiscal 2002, respectively.

      COMPREHENSIVE INCOME (LOSS) - Comprehensive income (loss) was equal to the net income (loss) during fiscal 2003 and fiscal 2002.

      INCOME TAX - The Company is not considered a taxable entity for Federal income tax purposes and most state income tax purposes. The members report any taxable income or losses on their respective income tax returns. As a result, no tax expense or benefits benefits have been recorded by the Company for the periods presented.

      SEGMENT REPORTING - The Company operates in a single operating segment -- the operation of interactive shopping on-line. Revenues from external customers are derived from merchandise sales. The Company does not rely on any major customers as a source of revenue.

      NEW ACCOUNTING STANDARDS - In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement requires that certain financial instruments that, under previous guidance, issuers could account for as equity be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this pronouncement did not have an impact on its results of operation or financial position.

3.    SIGNIFICANT RISKS AND UNCERTAINTIES

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates in the financial statements include inventory and reserves for uncollectible accounts and returns.

      CONCENTRATION OF CREDIT RISKS - The Company is potentially exposed to credit risk primarily due to cash deposits. The Company reduces this risk by depositing all of its funds with major banks and financial institutions and investing in high-quality instruments.

4.    PROPERTY AND EQUIPMENT

      Property and equipment, at cost, consists of the following at December 27, 2003 and December 28, 2002, respectively:

                                                        2003        2002
Computers and equipment                               $    532    $    532
Software                                                   586         586
Technology website development                           5,819       5,819
                                                      --------    --------

                                                         6,937       6,937
Less accumulated depreciation and amortization           6,901       6,749
                                                      --------    --------
Property and equipment, net                           $     36    $    188
                                                      ========    ========

      Depreciation and amortization expense amounted to approximately $152 and $592 for fiscal 2003 and fiscal 2002, respectively.

5.    ACCRUED EXPENSES AND OTHER

      The Company's accrued expenses and other are made up of the following at December 27, 2003 and December 28, 2002, respectively:

                                                        2003        2002
Accrued employee costs                                S    603    $    652
Accrued fulfillment costs                                1,482         926
Accrued website operations                                 616         419
Reserve for sales returns                                1,172         585
Other                                                    1,632       1,181
                                                      --------    --------
                                                      $  5,505    $  3,763
                                                      ========    ========

6.    PARTNERS' CAPITAL

      PARTNERS' CAPITAL - As of December 27, 2003 and December 28, 2002, contributions of advertising made by NBC had no recorded value. The Company's agreement to return its unutilized advertising credits to NBC for $15,000 has been recorded as a capital contribution (See Note 8). Contributions of services by Polo had a value of $840 in fiscal 2003 and $815 in fiscal 2002 (See Note 8). The Company's $11,000 payment to ValueVision to cancel its previous service arrangement has been recorded as a distribution of capital (See Note 8). With respect to Value Vision's contribution, the Company received services of approximately $5,200 during fiscal 2002 (See Note 8).

      The Company allocates profits and losses to the joint venture partners based upon each partner's proportionate share of ownership in fiscal 2003.

      OPTION GRANTS - In connection with the hiring of key executives, Polo has issued options for the purchase of Polo stock to certain executives of the Company. Polo granted 10,000 options on December 28, 2001 at an exercise price of $26.125 and 20,000 options on June 2, 2002 at an exercise price of $24.780, each of which represent the fair value of the stock on each date of issuance. In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the fair value of each award will amortize ratably into expense over the three year vesting period. The Company is required to reimburse Polo for the expense related to these optionsand has recorded compensation expense of $116 and $83 in fiscal 2003 and fiscal 2002, respectively.

7.    SIGNIFICANT AGREEMENTS

      In May 2003, the Company entered into an agreement with Amazon.com ("Amazon") whereby the Company would make its website available through Amazon.com's internet operations. As part of the arrangement, a percentage of sales to customers who access Polo.com through the Amazon.com web portal are paid as a commission to Amazon. Amazon is also responsible for credit card fees and credit risk on transactions processed through their operations. The Company began selling through the Amazon site in October 2003. Commissions paid to Amazon during fiscal 2003 were not material to the Company's financial statements.

      In October 2003, the Company and CI Better Brands LLC ("CI") entered into an agreement to terminate their website agreement. In connection with this agreement, CI agreed to reimburse the Company for up to $485,000 of transition-related costs to the Company's new website provider (see below). As of December 27, 2003, the Company had a receivable of $170 from CI relating to this agreement. Which is included in other current assets in the accompanying balance sheets.

      In November 2003, the Company entered into an agreement with GSI - Chelsea Solutions, LLC ("GSI") for e-commerce technology services. As a result of this agreement and the termination of its agreement with CI, the Company will transition to GSI's technology platform to support the operation of the Company's website. The Company will transition to the GSI platform in the first half of fiscal 2004. In connection with this agreement, the Company will pay a service fee to GSI equivalent to a percentage of net merchandising revenue, as defined in the agreement. GSI is also responsible for all credit card processing fees and credit risk on all sales processed through its technology platform with the exception of sales through Amazon's operations as described above.

8.    RELATED PARTY TRANSACTIONS

      LICENSING - The Company entered into a license agreement with a wholly-owned subsidiary of Polo (the "License Agreement"). The terms of the License Agreement require the Company to pay a royalty on the sale of Polo products based on a specified percentage of net retail sales. The volume of net retail sales shall be reset to zero each year.

      The specified percentages are as follows (dollars in millions):

SALES VOLUME                                  ROYALTY PERCENTAGE
$0 - $75                                              0%
$75 - $200                                           10
$200 - $250                                          12
over $250                                            15

      Royalties are due to Polo on a quarterly basis. Since the minimum threshold was not reached during fiscal 2003 and fiscal 2002, no royalty expense has been recorded in the accompanying financial statements.

      INVENTORY - Under the terms of the Supply Agreement, the Company has the right to purchase its inventory from Polo, its suppliers and its licensees, at Polo's cost. In fiscal 2003 and fiscal 2002 the Company purchased approximately 51% and 38%, respectively, of its inventory from Polo and its suppliers, and the remaining 49% and 62% of the Company's inventory was purchased from Polo licensees. The Company relies on Polo and its relationship with its suppliers to achieve favorable inventory costs in accordance with the Agreement. If Polo were to terminate the Supply Agreement or be unable to continue its relationships with its suppliers there may be a material adverse effect to the Company and its cost of doing business. At least twice a year, Polo agrees to purchase from the Company at the Company's cost, all unsold Polo products that were purchased in accordance with the Agreement, subject to certain exclusions. At December 27, 2003 and December 28, 2002, the Company had a payable due to Polo for inventory and other services of $4,284 and $2,294, respectively. These amounts are included in accounts payable on the accompanying balance sheets.

      ADVERTISING - In January 2003, the Company entered into an agreement to sell its inventory of unused television advertising spots to NBC for $15,000 of which $13,000 was received in fiscal 2003 and $2,000 was received in January 2004. The $2,000 is recorded as a related party receivable at December 27, 2003. During fiscal 2003 and 2002, NBC provided the Company with approximately $808 and $40,673 of discounted advertising time from NBC, respectively.

      FULFILLMENT - The Company entered into an agreement on February 7, 2000 with ValueVision to perform its entire warehousing and order fulfillment and call center functions. In January 2003, the Company and ValueVision agreed to cancel their previous fulfillment arrangement at a cost to the Company of $11,000. The Company recorded this payment as a return of ValueVision's contributed capital in fiscal 2003. The Company then entered into a one-year agreement with ValueVision to continue providing fulfillment and call center operations, with month to month renewal options beyond the one year term. The Company is currently negotiating a new fulfillment agreement with ValueVision to continue to provide these services.

      For fiscal 2003 and fiscal 2002, warehousing and order fulfillment expenses (inclusive of system expenses) totaled approximately $4,280 and $6,067 and call center expenses totaled approximately $1,612 and $1,750, of which $0 and $5,244 represent capital contributions, respectively. In fiscal 2003 and 2002, these amounts were then reduced by the value of spot advertising inventory transferred by the Company under a separate agreement with NBC and are included in general and administrative expense in the accompanying statements of operations.

      ADMINISTRATIVE SERVICES - Polo provides the Company with administrative services in the way of payroll services, accounts payable services, office space and utilities, IT support and legal services from Polo's in-house legal counsel. The services Polo provided totaled approximately $840 and $815 for fiscal 2003 and fiscal 2002, respectively, and are included in general and administrative expense and as a capital contribution in Polo's capital account. Polo pays the Company's payroll and operating expenses and is then reimbursed for all cash expenditures by the Company.

      EMPLOYEE BENEFITS - The Company currently does not maintain any of its own employee benefit plans, including, health, dental, short-term disability, long-term disability and 401(k). Polo administers these benefits and the Company's employees are permitted to participate. The Company recorded expenses of approximately $598 and $499 for these benefits for fiscal 2003 and fiscal 2002, respectively.

                                     ******